Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FOURTH QUARTER 2010 FINANCIAL RESULTS

New York, New York, February 23, 2011 - Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”) today reported its financial results for the three and twelve months ended December 31, 2010.

The following financial review discusses the results for the three and twelve months ended December 31, 2010 and December 31, 2009.

Fourth Quarter 2010 and Year-to-Date Highlights

•	Recorded net income attributable to Genco for the fourth quarter of $34.8 million, or $0.99 basic and $0.90 diluted earnings per share;

•	Maintained strong cash position of $279.9 million on a consolidated basis including restricted cash;

o	$274.1 million for Genco Shipping & Trading Limited including restricted cash
o	$5.8 million for Baltic Trading Limited

•	Continued time charter strategy of fixing vessels on short term or spot market related contracts with options to convert to fixed employment contracts while market remains soft.

Financial Review: 2010 Fourth Quarter

The Company recorded net income attributable to Genco for the fourth quarter of 2010 of $34.8 million, or $0.99 basic and $0.90 diluted earnings per share. Comparatively, for the three months ended December 31, 2009, net income attributable to Genco was $35.5 million or $1.13 basic and diluted earnings per share.

EBITDA was $91.9 million for the three months ended December 31, 2010 versus $75.8 million for the three months ended December 31, 2009.

Robert Gerald Buchanan, President, commented, “During the fourth quarter and full year 2010, Genco posted strong results for shareholders by drawing upon its past success signing multi-year charters with top counterparties and expanding its high-quality fleet. As we maintain an opportunistic approach to employing our vessels on short-term contracts with staggered durations while preserving the ability to benefit from future rate increases, we have significantly expanded our fleet by taking delivery of 14 of the 18 drybulk vessels we agreed to acquire during the year. Our large and modern fleet bodes well for Genco to continue to deliver first-rate service for multi-national charterers and take advantage of the positive long-term demand for the global transportation of essential drybulk commodities.”

Genco’s voyage revenues increased 35.0% to $129.9 million for the three months ended December 31, 2010 versus $96.2 million for the three months ended December 31, 2009 mainly due to the increase in the size of our fleet and consolidated revenues from Baltic Trading Limited offset by lower charter rates for some of our vessels.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased to $24,303 per day for the three months ended December 31, 2010 compared to $30,567 per day for the three months ended December 31, 2009. The decrease in TCE rates resulted from lower charter rates in the fourth quarter of 2010 versus the fourth quarter of 2009 for 12 of the vessels in our fleet, with the majority of differences experienced in our Capesize vessels. Also contributing to the lower TCE rates were the acquisition from Metrostar and Bourbon of smaller class vessels, as well as the consolidation of Baltic Trading’s fleet, which consists of predominantly smaller vessels.

Total operating expenses increased to $70.6 million for the three months ended December 31, 2010 from $44.4 million for the three month period ended December 31, 2009.  Higher vessel operating expenses, general, administrative and management fees and depreciation and amortization were recorded in the 2010 period as a result of the operation of a larger fleet. Vessel operating expenses were $26.5 million for the fourth quarter of 2010 compared to $15.1 million for the same period last year. The increase in vessel operating expenses was due to the operation of a larger fleet, the consolidated expenses of Baltic Trading Limited’s fleet and slightly higher crew related expenses for the fourth quarter of 2010 versus the same period last year.

Depreciation and amortization expenses increased to $34.6 million for the fourth quarter of 2010 from $24.0 million for the fourth quarter of 2009 as a result of the growth of our fleet. General, administrative and management fees increased to $8.8 million from $4.2 million during the comparative periods due to the addition of personnel as the fleet expanded, costs associated with Baltic Trading Limited as well as slightly higher third-party management fees.

Daily vessel operating expenses, or DVOE, increased to $4,990 per vessel per day during the fourth quarter of 2010 from $4,817 for the same quarter last year due to slightly higher crew costs on certain of our vessels. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, our 2011 DVOE budget is $5,200 per vessel per day on a weighted average basis.

John C. Wobensmith, Chief Financial Officer, commented, “Genco’s strong results for the fourth quarter and full year 2010 reflect management’s ability to capitalize on an attractive acquisition environment. With the agreements we entered into last year to acquire 13 Supramax vessels and five Handysize vessels at prices near historic lows, Genco is poised to expand its fleet by 31% on deadweight tonnage basis. As we continue to execute our growth strategy, we have taken proactive measures to ensure a strong financial foundation. Specifically, we completed $182.5 million in capital markets financing and entered into $353 million in new credit facilities, highlighting the continued confidence the banking and capital markets have in Genco’s prospects. We intend to draw upon our significant financial flexibility to fund the four remaining vessels to be delivered to Genco and pursue additional accretive growth opportunities for the benefit of the Company and its shareholders.”

Financial Review: Full Year 2010

Net income attributable to Genco was $141.2 million or $4.28 basic and $4.07 diluted earnings per share for the twelve months ended December 31, 2010, compared to $148.6 million or $4.75 basic and $4.73 diluted earnings per share for the twelve months ended December 31, 2009. Voyage revenues increased to $447.4 million for the twelve months ended December 31, 2010 compared to $379.5 million for the twelve months ended December 31, 2009. EBITDA was $330.7 million for the twelve months ended December 31, 2010 versus $298.3 for the twelve months ended December 31, 2009. TCE rates obtained by the Company decreased to $27,419 per day for the twelve months ended December 31, 2010 from $31,656 for the same period in 2009 mainly due to lower rates achieved for our vessels in the twelve months of 2010 as opposed to the same period last year as well as the operation of 21 smaller class vessels that were acquired throughout the year for Genco and Baltic Trading Limited. Total operating expenses were $227.4 million for the twelve months ended December 31, 2010 compared to $169.0 for the twelve months ended December 31, 2009, and daily vessel operating expenses per vessel were $4,852 versus $4,796 for the comparative periods.

Liquidity and Capital Resources

 Cash Flow

Net cash provided by operating activities for the twelve months ended December 31, 2010 and 2009 was $262.7 million and $219.7 million, respectively. The increase in cash provided by operating activities was primarily due to a similar amount of net income for each period before considering significantly higher depreciation and amortization due to the operation of a large fleet, as well as the impact of the amortization of time charter acquired.

Net cash used in investing activities for the twelve months ended December 31, 2010 and 2009 was $870.2 million and $306.2 million, respectively. The increase was primarily due to cash used for the purchase of Baltic Trading’s nine vessels, the delivery of 14 vessels from Bourbon and Metrostar during the third quarter of 2010 and the deposits made for the acquisition of vessels during the second quarter of 2010. For the twelve months ended December 31, 2010, cash used in investing activities primarily related to the purchase of vessels in the amount of $971.2 million and the deposit on vessels yet to be delivered in the amount of $13.7 million. This was offset by proceeds of $106.6 million related to the back-to-back sale of three vessels to Maritime Equity Partners. For the twelve months ended December 31, 2009, cash used in investing activities primarily related to the purchase of vessels in the amount of $287.6 million, and changes in deposits of restricted cash in the amount of $17.5 million.

Net cash provided by financing activities was $690.2 million during the twelve months ended December 31, 2010 as compared to $149.8 million during the twelve months ended December 31, 2009. The $540.4 million increase in net cash provided by financing activities was primarily due to the proceeds from the issuance of common stock in the amount of $214.5 million from the initial public offering for Baltic Trading Limited that was completed on March 15, 2010, $231.5 million of proceeds from the $253 million facility related to the Bourbon vessels acquired, $40.0 million of proceeds from the $100 million facility related to the Metrostar vessels acquired, $125.0 million of proceeds from the issuance of convertible senior notes and $55.2 million of proceeds from the issuance of common stock, and $101.3 million of proceeds from the $150 million Baltic Trading Limited credit facility. Cash provided by financing activities was also offset by the $50.0 million repayment of debt under the 2007 Credit Facility, $4.7 million repayment of debt under the $253 million term loan facility, $11.2 million for payments of deferred financing costs and the $5.4 million dividend payment of our subsidiary, Baltic Trading Limited to its outside shareholders. For the same period last year, cash provided by financing activities consisted of $166.2 million of proceeds from the 2007 Credit Facility slightly offset by repayments on the 2007 Credit Facility of $12.5 million and $3.9 million of deferred financing costs.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Excluding Baltic Trading Limited’s vessels, and assuming deliveries of the vessels we have agreed to acquire, we will own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,812,000 dwt. In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional expenditures due to special surveys and drydockings for our fleet. One of our vessels was drydocked during the first quarter of 2011 and we estimate eleven of our vessels will be drydocked during the remainder of 2011.

We estimate our drydocking costs for our fleet, excluding the vessels owned by Baltic Trading Limited, through 2012 to be:

	Q1 2011	Q2-Q4 2011	2012
Estimated Costs (1)	$0.7 million	$7.1 million	$10.4 million
Estimated Offhire Days (2)	20	220	340

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The Genco Champion completed its drydocking during the fourth quarter of 2010 at a cumulative cost of approximately $0.5 million. The vessel was on planned offhire for an aggregate of eight days in connection with its scheduled drydocking.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Voyage Revenues	$ 129,862	$ 96,231	$ 447,438	$ 379,531
Service Revenue	787	-	1,249	-
Total Revenues:	130,649	96,231	448,687	379,531

Operating expenses:
Voyage expenses	1,265	1,158	4,467	5,024
Vessel operating expenses	26,504	15,075	78,976	57,311
General, administrative and management fees	8,805	4,159	29,081	18,554
Depreciation and amortization	34,572	23,971	115,663	88,150
Other operating income	(585)	-	(791)	-
Total operating expenses	70,561	44,363	227,396	169,039

Operating income	60,088	51,868	221,291	210,492

Other (expense) income:
Other expense	(23)	(14)	(77)	(312)
Interest income	172	71	685	240
Interest expense	(22,038)	(16,430)	(72,650)	(61,796)
Other expense:	(21,889)	(16,373)	(72,042)	(61,868)

Net income before income taxes:	38,199	35,495	149,249	148,624

Income tax expense	(654)	-	(1,840)	-

Net income	37,545	35,495	147,409	148,624
Less: Net income attributable to noncontrolling interest	2,738	-	6,166	-

Net Income attributable to Genco Shipping & Trading Limited	$ 34,807	$ 35,495	$ 141,243	$ 148,624

Earnings per share - basic	$ 0.99	$ 1.13	$ 4.28	$ 4.75

Earnings per share - diluted	$ 0.90	$ 1.13	$ 4.07	$ 4.73

Weighted average shares outstanding - basic	35,079,715	31,355,007	32,987,449	31,295,212

Weighted average shares outstanding - diluted	41,598,695	31,518,537	35,891,373	31,445,063

Earnings per share - diluted reconciliation
Weighted average common shares outstanding basic	35,079,715	31,355,007	32,987,449	31,295,212
Dilutive effect of convertible notes	6,377,551	-	2,760,693	-
Dilutive effect of restricted stock awards	141,429	163,530	143,231	149,851
Weighted average common shares outstanding, diluted	41,598,695	31,518,537	35,891,373	31,445,063

Net Income attributable to Genco Shipping & Trading Limited	34,807	35,495	141,243	148,624
Interest charges applicable to the convertible notes	2,713	-	4,657	-
Net Income attributable to GS&T for diluted earnings per share	$ 37,520	$ 35,495	$ 145,900	$ 148,624

Earnings per share - diluted	$ 0.90	$ 1.13	$ 4.07	$ 4.73

		December 31, 2010	December 31, 2009
BALANCE SHEET DATA:		(unaudited)
Cash (including restricted cash)		$ 279,877	$ 205,767
Current assets		293,681	218,068
Total assets		3,182,708	2,336,802
Current liabilities (including current portion of long term debt)		118,022	79,013
Total long-term debt and notes payable (including current portion)		1,746,248	1,327,000
Shareholders' equity (included $215.2 million and $0 of non-controlling		1,348,153	928,925
	interest at December 31, 2010 and December 31, 2009, respectively)

		Twelve Months Ended
		December 31, 2010	December 31, 2009
		(unaudited)

Net cash provided by operating activities		$ 262,680	$ 219,729
Net cash used in investing activities		(870,230)	(306,210)
Net cash provided by financing activities		690,160	149,792

		Three Months Ended		Twelve Months Ended
		December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
		(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:		(unaudited)		(unaudited)
Net Income attributable to Genco Shipping & Trading Limited		$ 34,807	$ 35,495	$ 141,243	$ 148,624
+	Net interest expense	21,866	16,359	71,965	61,556
+	Tax	654	-	1,840	-
+	Depreciation and amortization	34,572	23,971	115,663	88,150
	EBITDA(1)	91,899	75,825	330,711	298,330

	Three Months Ended		Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
GENCO STANDALONE FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	49	35	49	35
Average number of vessels (2)	49.0	34.0	40.1	32.7
Total ownership days for fleet (3)	4,508	3,130	14,643	11,949
Total available days for fleet (4)	4,490	3,110	14,532	11,831
Total operating days for fleet (5)	4,463	3,080	14,412	11,713
Fleet utilization (6)	99.4%	99.0%	99.2%	99.0%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$ 25,279	30,567	$ 28,254	$ 31,656
Daily vessel operating expenses per vessel (8)	4,959	4,817	4,834	4,796

	Three Months Ended		Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
CONSOLIDATED FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	58	35	58	35
Average number of vessels (2)	57.7	34.0	44.6	32.7
Total ownership days for fleet (3)	5,311	3,130	16,278	11,949
Total available days for fleet (4)	5,291	3,110	16,155	11,831
Total operating days for fleet (5)	5,261	3,080	16,014	11,713
Fleet utilization (6)	99.4%	99.0%	99.1%	99.0%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$ 24,303	30,567	$ 27,419	$ 31,656
Daily vessel operating expenses per vessel (8)	4,990	4,817	4,852	4,796

(1) EBITDA represents net income attributable to Genco Shipping & Trading Limited plus net interest expense, taxes and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Our management uses EBITDA as a performance measure in our consolidating internal financial statements, and it is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing.  EBITDA presents investors with a measure in addition to net income to evaluate the Company’s performance prior to these costs.  EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP.  EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows.  The definition of EBITDA used here may not be comparable to that used by other companies.
(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(3) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(4) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(5) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(6) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(7) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(8) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading’s vessels, and assuming deliveries of the vessels we recently agreed to acquire, we will own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,812,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels.

Our current fleet, other than Baltic Trading’s vessels, contains ten groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of February 23, 2011, the average age of our current fleet, consisting of vessels already delivered to us, was 6.3 years, as compared to the average age for the world fleet of approximately 15 years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Genco's current fleet, excluding Baltic Trading’s vessels:

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)	Net Revenue Daily Rate (3)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	December 2011	100% of BCI(4)
Genco Tiberius	2007	Cargill International S.A.	September 2011	31,000
Genco London	2007	Cargill International S.A.	September 2011	31,000
Genco Titus	2007	Cargill International S.A.	September 2011	45,000(5)	46,250
Genco Constantine	2008	Cargill International S.A.	August 2012	52,750(5)
Genco Hadrian	2008	Cargill International S.A.	October 2012	65,000(5)
Genco Commodus	2009	Morgan Stanley Capital Group Inc.	June 2011	36,000
Genco Maximus	2009	Swissmarine Services S.A.	November 2011	98.5% of BCI(6)
Genco Claudius	2010	Swissmarine Services S.A.	January 2012	98.5% of BCI(6)

Panamax Vessels
Genco Beauty	1999	D/S Norden A/S, Copenhagen	April 2011	27,000
Genco Knight	1999	Swissmarine Services S.A.	Mar. 2011/Feb. 2012	25,000/100% of BPI(7)
Genco Leader	1999	J. Aron & Company	December 2011	100% of BPI(8)
Genco Vigour	1999	Global Maritime Investments Ltd.	December 2011	100% of BPI(9)
Genco Acheron	1999	Global Chartering Ltd (a subsidiary of ArcelorMittal Group)	July 2011	55,250
Genco Surprise	1998	Global Maritime Investments Ltd.	November 2011	97% of BPI(10)
Genco Raptor	2007	COSCO Bulk Carriers Co., Ltd.	April 2012	52,800
Genco Thunder	2007	Swissmarine Services S.A.	November 2011	100% of BPI(11)

Supramax Vessels
Genco Predator	2005	Pacific Basin Chartering Ltd.	April 2011	22,500
Genco Warrior	2005	Klaveness Chartering	November 2011	102% of BSI(12)
Genco Hunter	2007	Pacific Basin Chartering Ltd.	March 2011	21,750
Genco Cavalier	2007	MUR Shipping B.V.	September 2011	19,200
Genco Lorraine	2009	Olam International Ltd.	June 2012	18,500
Genco Loire	2009	Oldendorff GMBH and Co.	August 2011	20,250
Genco Aquitaine	2009	Samsun Logix Corporation	March 2011	21,250(13)
Genco Ardennes	2009	Klaveness Chartering	August 2012	19,000
Genco Auvergne	2009	Trafigura Beheer BV	October 2011	102% of BSI(12)
Genco Bourgogne	2010	Setaf-Saget SAS	November 2011	19,900
Genco Brittany	2010	Swissmarine Services S.A.	December 2011	102% of BSI(12)
Genco Languedoc	2010	Swissmarine Services S.A.	November 2011	102% of BSI(12)
Genco Normandy	2007	San Juan Navigation Corporation	April 2011	8,600(14)
Genco Picardy	2005	Trafigura Beheer BV	December 2011	100% of BSI(15)
Genco Provence	2004	Setaf-Saget SAS	December 2011	20,250
Genco Pyrenees	2010	Setaf-Saget SAS	July 2011	19,000

Handymax Vessels
Genco Success	1997	Swissmarine Services S.A.	January 2012	90% of BSI(16)
Genco Carrier	1998	Louis Dreyfus Corporation	March 2011	37,000
Genco Prosperity	1997	Pacific Basin Chartering Ltd.	June 2011	37,000
Genco Wisdom	1997	Klaveness Chartering	September 2011	12,750(17)
Genco Marine	1996	STX Pan Ocean Co. Ltd.	April 2011	20,000
Genco Muse	2001	Trafigura Beheer BV	March 2011	12,500(18)

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	May 2011	Spot(19)
Genco Pioneer	1999	Lauritzen Bulkers A/S	May 2011	Spot(19)
Genco Progress	1999	Lauritzen Bulkers A/S	February 2012	Spot(19)
Genco Reliance	1999	Lauritzen Bulkers A/S	February 2012	Spot(19)
Genco Sugar	1998	Lauritzen Bulkers A/S	February 2012	Spot(19)
Genco Charger	2005	AMN Bulkcarriers Inc.	December 2011	100% of BHSI(20)
Genco Challenger	2003	AMN Bulkcarriers Inc.	December 2011	100% of BHSI(20)
Genco Champion	2006	Pacific Basin Chartering Ltd.	March 2011	12,000
Genco Ocean	2010	Cargill International S.A.	June 2013	$8,500-$13,500 with 50% profit sharing(21)	(22)
Genco Bay	2010	Cargill International S.A.	January 2013	$8,500-$13,500 with 50% profit sharing(21)	(22)
Vessels to be Delivered
Supramax Vessels
Genco Rhone	2011 (23)	-	-	-

Handysize Vessels
Genco Avra	2011 (23)	Cargill International S.A.	34.5-37.5 months after delivery	$8,500-$13,500 with 50% profit sharing(21)	(25)
Genco Mare	2011 (23)	Cargill International S.A.	45.5-50.5 months after delivery	115% of BHSI(24)
Genco Spirit	2011 (23)	Cargill International S.A.	34.5-37.5 months after delivery	$8,500-$13,500 with 50% profit sharing(21)	(25)

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Except for the Genco Titus, Genco Constantine, and Genco Hadrian under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire. The charterer of the Genco Titus and Genco Hadrian has the option to extend the charter for a period of one year.  The Genco Constantine has the option to extend the charter for a period of eight months.
(2) Time charter rates presented are the gross daily charterhire rates before third-party commissions generally ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3) For the vessels acquired with a below-market time charter rate, the approximate amount of revenue on a daily basis to be recognized as revenues is displayed in the column named ‘‘Net Revenue Daily Rate’’ and is net of any third-party commissions. Since these vessels were acquired with existing time charters with below-market rates, Genco allocated the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charter-hire. This intangible liability is amortized as an increase to voyage revenues over the minimum remaining terms of the applicable charters. The minimum remaining term for the Genco Titus is on September 26, 2011, at which point the respective liabilities were or will be amortized to zero and the vessels began or will begin earning the ‘‘Cash Daily Rate.’’ For cash flow purposes, Genco will continue to receive the rate presented in the ‘‘Cash Daily Rate’’ column until the charter expires.
(4) We have reached an agreement with Cargill International S.A. at a rate of $5,000 a day for the first 30 days of the time charter.  For the next 20 days hire payment is based on the Baltic Capesize Index C10 round voyage, or BCI - C10 round voyage as reflected in daily reports.  The balance period of the charter is based on 100% of the average of the daily rates of the BCI, as reflected in daily reports.  The duration of the time charter is 10.5 to 14.5 months with payment being made in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert the charter to a fixed rate based on 100% of Capesize FFA values.  The time charter commenced on January 29, 2011.
(5) These charters include a 50% index-based profit sharing component above the respective base rates listed in the table. The profit sharing between the charterer and us for each 15-day period is calculated by taking the average over that period of the published Baltic Cape Index of the four time charter routes, as reflected in daily reports. If such average is more than the base rate payable under the charter, the excess amount is allocable 50% to each of the charterer and us. A third-party brokerage commission of 3.75% based on the profit sharing amount due to us is payable out of our share.
(6) The Genco Maximus and Claudius delivered to Swissmarine Services S.A. on December 28, 2010 and February 5, 2011, respectively.  The duration of the spot-market related time charter for both vessels is 11 to 13.5 months with a hire payment based on 98.5% of the average of the daily rates of the BCI, as reflected in daily reports except for the first 30 days after initial delivery in which the hire will be based on the BCI - C10 round voyage at 98.5%.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Capesize FFA values at 98.5%.
(7) We have reached an agreement with Swissmarine Services S.A. for 10.5 to 13.5 months commencing on or about March 23, 2011 at a rate based on 100% of the Baltic Panamax Index, or BPI, as reflected in daily reports.  Hire will be paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate anytime after January 21, 2011, the date in which the spot-market related time charter was agreed upon, based on Panamax FFA values at 100%.
(8) The vessel completed its previous charter on January 10, 2011 and entered into drydocking for its scheduled maintenance.  We have reached an agreement with J. Aron & Company on a spot-market related time charter for 11 to 13.5 months at a rate based on 100% of the BPI, as reflected in daily reports except for the initial 40 days after delivery in which hire is based on 100% of the Baltic Panamax P3A.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate 10 months after delivery based on Panamax FFA values at 100%  The vessel began its new time charter after completion of its drydocking on January 28, 2011.
(9) We have reached an agreement with Global Maritime Investments Ltd. on a spot-market related time charter for 10.5 to 13.5 months at a rate based on 100% of the BPI, as reflected in daily reports except for the initial 50 days after delivery in which hire is based on 100% of the Baltic Panamax P3A.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate 10 months after delivery based on Panamax FFA values at 100%  The vessel began its new rate on January 28, 2011.
(10) The rate for the spot market-related time charter is based on 97% of the average of the daily rates of the BPI, as reflected in daily reports.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission. Genco maintains the option to convert the balance of any period after the initial 50 days and up to 9.5 months after delivery to a fixed rate based on Panamax FFA values at 97%.
(11) We have reached an agreement with Swissmarine Services S.A. on a spot-market related time charter for 11 to 13.5 months with the rate to be based off 100% of the average of the daily rates of the BPI, as reflected in daily reports except for the initial 45 days after delivery in which hire is based on 100% of the Baltic Panamax P3A .  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert the balance of any period after the initial 45 days at a fixed rate based on Panamax FFA values at 100%. The vessel delivered to its current charter on December 23, 2010.
(12) The rate for the spot market-related time charter is based on 102% of the average of the daily rates of the Baltic Supramax Index, or BSI, as reflected in daily reports.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  The Genco Warrior, Auvergne, Languedoc and Brittany delivered to their current charterers following the completion of their previous charters on December 15, 2010, November 30, 2010, December 10, 2010 and January 14, 2011, respectively.  For the Warrior, Auvergne and Languedoc, the first 30 days after redelivery is based on the Baltic Supramax Japan-South Korea/North Pacific or Australian Round Voyage (S2) at 102% while the Brittany is on that route for its initial 35 days. Genco maintains the option to convert the balance of any period after the initial 30 days to a fixed rate based on Supramax FFA values at 102% for the Warrior and 100% for the Auvergne, Languedoc and Brittany.
(13) A novation agreement was signed between Genco and Samsun Logix Corporation at a rate of $20,000 per day, less a 5% third party brokerage commission, with a minimum expiration of March 2011 and a maximum expiration of May 2011. The charter includes a 50% hire-based profit sharing component on the difference between the rate mentioned above and the rate that the charterer has sub-chartered the vessel at for the remainder of the contract's life. The gross effective rate for the duration of this charter is approximately $21,250 per day.
(14) We have reached an agreement with San Juan Navigation Corporation at a rate of $8,600 per day less a 5.00% third party brokerage commission.  Payment is to be made in advance.  The vessel delivered to its current charterer on January 18, 2011.
(15)  We have reached an agreement with Trafigura Beheer BV on a spot-market related time charter based on 100% of the average of the daily rates of the BSI, as reflected in daily reports except for the first 35 days after initial delivery in which hire is based on the BSI Japan-South Korea/North Pacific or Australian Round Voyage (S2) at 100%.  The duration of the charter is 10.5 to 13.5 months with payment being made in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 100%.  The vessel delivered to charterers on January 16, 2011.
(16) We have reached an agreement with Swissmarine Services S.A. for a minimum 11 months with a maximum expiration date of March 15, 2012 at a rate based on 90% of the average of the daily rates of the BSI, as reflected in daily reports except for the first 30 days after initial delivery in which hire payment is based on the BSI Japan-South Korea/North Pacific or Australian Round Voyage (S2) at 90%.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert the balance period after the initial 30 days at a fixed rate based on Supramax FFA values at 90%.  The vessel delivered to Swissmarine Services S.A. on February 1, 2011.
(17) We have reached an agreement with Klaveness Chartering at a rate of $12,750 per day for the first 30 days of the charter less a 5.00% third party brokerage commission and $14,150 for the remainder of the charter less a 5.00% third party brokerage commission.  The duration of the charter is 8.5 to 11.5 months.  The vessel delivered to Klaveness Chartering on December 25, 2010.
(18) We have reached an agreement with Trafigura Beheer BV at a rate of $12,500 per day less a 5.00% third party brokerage commission.  The duration of the charter is a minimum of 2 months with a maximum expiration date of May 15, 2011 as we expect to drydock the vessel at that time.  The charter began on January 5, 2011.

(19) We have reached an agreement to enter these vessels into the LB/IVS Pool whereby Lauritzen Bulkers A/S acts as the pool manager. We can withdraw up to two vessels with three months’ notice and the remaining three vessels with 12 months’ notice.
(20)  The Genco Charger and Challenger delivered to their current charterer following the completion of their previous charters on January 14, 2011 and January 22, 2011 respectively.  The rate for the spot-market related time charters are based on 100% of the average of the daily rates of the Baltic Handysize Index, or BHSI, as reflected in daily reports.  For the Challenger, the first 30 days after initial delivery is paid based on the BSHI route 5 at 100% and thereafter is based on 100% of the average of the daily rates of the BHSI. Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert the balance of any period at a fixed rate based on Handysize FFA values.
(21) The rate for the spot-market related time charter will be linked with a floor of $8,500 and a ceiling of $13,500 daily with a 50% profit sharing arrangement to apply to any amount above the ceiling. The rate will be based on 115% of the average of the daily rates of the Baltic Handysize Index, or BHSI, as reflected in daily reports. Hire will be paid every 15 days in advance net of a 5.00% third party brokerage commission.
(22) These vessels were acquired with existing time charters with below-market rates. As described in footnote 25, intangible liabilities will be amortized as an increase to voyage revenues over the minimum remaining terms of the applicable charters. Specifically, for the Genco Ocean and Genco Bay, the daily amount of amortization associated with them will be approximately $700 and $750 per day over the actual cash rate earned, respectively.
(23) Built & delivery dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(24) The rate for the spot market-related time charter will be based on 115% of the average of the daily rates of the BHSI, as reflected in daily reports. Hire will be paid every 15 days in advance net of a 5.00% third party brokerage commission.
(25) These vessels were acquired with existing time charters with below-market rates. For the time charters that are below-market, Genco is in the process of allocating the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charter-hire. This intangible liability will be amortized as an increase to voyage revenues over the minimum remaining terms of the applicable charters, at which point the respective liabilities will be amortized to zero and the vessels will begin earning the ‘‘Cash Daily Rate.’’ For cash flow purposes, Genco will continue to receive the rate presented in the ‘‘Cash Daily Rate’’ column until the charter expires.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading Limited’s fleet, and assuming deliveries of the vessels we recently agreed to acquire, we will own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,812,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels. References to Genco’s vessels and fleet in this press release exclude vessels owned by Baltic Trading Limited, a subsidiary of Genco.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Thursday, February 24, 2011 at 8:30 a.m. Eastern Time, to discuss its 2010 fourth quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (888) 293-6979 or (719) 325-2336 and enter passcode 9223068.  A replay of the conference call can also be accessed available through Thursday, March 10, 2011 by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 9223068. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative and management fee expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) acts of war, terrorism, or piracy; (ix) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (x) the Company’s acquisition or disposition of vessels; (xi) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xii) the fulfillment of the closing conditions under, and the execution of customary additional documentation for, the Company’s agreements to acquire a total of four drybulk vessels; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and its reports on Form 10-Q and Form 8-K.